Exhibit 2.1

THIRD AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

TVPAGE, INC.

(a California corporation)

The undersigned hereby certifies that:

1.	The undersigned is the president and the secretary of TVPage, Inc., a California corporation

2.
The Articles of Incorporation of this corporation were last amended and restated to read as set forth in the Second Amended and Restated Articles of Incorporation of this corporation, filed May 28, 2015.

3.
The Second Amended and Restated Articles of Incorporation of this corporation, filed May 28, 2015, are hereby amended and restated to read as set forth in these Third Amended and Restated Articles of Incorporation.

ARTICLE I
Name of the Company

The name of this corporation is TVPage, Inc.

ARTICLE II
Purposes

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III
Classes of Stock

This corporation is authorized to issue two classes of shares of stock to be designated respectively, “Preferred Stock” and “Common Stock.”  The total number of shares of capital stock which the corporation is authorized to issue is six hundred million (600,000,000).  The total number of shares of Preferred Stock that the Corporation shall have authority to issue is two hundred fifty million (250,000,000), of which (a) eighty million (80,000,000) shall be designated Series A Preferred Stock, (b) one hundred fifty million (150,000,000) shall be designated Series B Preferred Stock, and (c) twenty million (20,000,000) shall be designated Series B-1 Preferred Stock. The total number of shares of Common Stock that the Corporation shall have authority to issue is three hundred fifty million (350,000,000).

ARTICLE IV
Rights and Preferences of the Collective Series B Preferred Stock

For the purposes of clearly identifying the conversion price of Series B Preferred Stock, those shares that were issued for cash consideration pursuant to that certain Subscription Agreement dated as of June 1, 2018, by and among the corporation and the purchasers listed on the signature pages thereto, have been issued as Series B-1 Preferred Stock. Series B Preferred Stock and Series B-1 Preferred Stock shall herein be referred to as the “Collective Series B Preferred Stock”, and voting rights shall apply collectively to the Collective Series B shareholders.

4.1          Conversion of Series B Preferred Stock. The holders of Series B Preferred Stock shall have the following rights with respect to the conversion of the Series B Preferred Stock into shares of Common Stock.

(a)          Optional Conversion.  Subject to and in compliance with the provisions of this Section 4.1, any shares of Series B Preferred Stock may, at the option of the holder, at any time be converted at any time into fully paid and non-assessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series B Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the “Series B Preferred Conversion Rate” then in effect (determined as provided in Section 4.1(b) by the number of shares of Series B Preferred Stock being converted by such holder.

(b)          Series B Preferred Conversion Rate.  The conversion rate in effect at any time for conversion of each share of Series B Preferred Stock to shares of Common Stock (the “Series B Preferred Conversion Rate”) shall be the quotient obtained by dividing $0.0594 by the “Series B Conversion Price” calculated as provided in Section 4.1(d).

(c)          Conversion Price Per Share.  The conversion price for each share of Series B Preferred Stock shall initially be $0.0594 (the “Series B Conversion Price”).  Such Series B Conversion Price shall be adjusted from time to time in accordance with this Section 4.1.  All references to the Series B Conversion Price herein shall mean the Series B Conversion Price, as so adjusted.

(d)          Adjustment for Stock Splits, Combinations, Dividends.  If at any time, the corporation effects a subdivision, combination or dividend of or for the outstanding Common Stock without a corresponding subdivision, combination or dividend of the Series B Preferred Stock, the Series B Conversion Price in effect immediately before that subdivision, combination or dividend shall be proportionately adjusted. Any adjustment under this Section 4.1(d) shall become effective at the close of business on the date the subdivision, combination or dividend, as the case may be, becomes effective.

(e)          Sale of Shares Below Series B Conversion Price.

(i)          If at any time on or after the date of issuance of any share of Series B Preferred Stock, the corporation issues or sells Additional Shares of Common Stock (as defined below) for an Effective Price (as defined below) less than the then-existing Series B Conversion Price applicable to such share, then, in each such case, the then-existing Series B Conversion Price applicable to such share shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series B Conversion Price applicable to such share that is in effect immediately prior to such issuance or sale by a fraction equal to:

(A)          the numerator of which shall be (i) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (ii) the number of shares of Common Stock which the Aggregate Consideration (as defined below) received or deemed received by the corporation for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing Series B Conversion Price applicable to such share, and

(B)          the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. s

(f)          Automatic Conversion. Each share of Series B Preferred  Stock shall automatically be converted into shares of Common Stock, based on the then-effective Series B Preferred Conversion Rate for such share, (A) at any time upon the affirmative election of the holders of at least a majority of the issued and outstanding shares of the Series B and Series B-1 Preferred Stock, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the corporation.

(g)           Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock.  All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.  If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (as determined in good faith by the board of directors of the corporation (the “Board”)) on the date of conversion.

4.2          Conversion of Series B-1 Preferred Stock. The holders of Series B-1 Preferred Stock shall have the following rights with respect to the conversion of the Series B-1 Preferred Stock into shares of Common Stock.

(a)          Optional Conversion.  Subject to and in compliance with the provisions of this Section 4.2, any shares of Series B-1 Preferred Stock may, at the option of the holder, at any time be converted at any time into fully paid and non-assessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series B-1 Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the “Series B-1 Preferred Conversion Rate” then in effect (determined as provided in Section 4.2(b) by the number of shares of Series B Preferred Stock being converted by such holder.

(b)          Series B-1 Preferred Conversion Rate.  The conversion rate in effect at any time for conversion of each share of Series B-1 Preferred Stock to shares of Common Stock (the “Series B-1 Preferred Conversion Rate”) shall be the quotient obtained by dividing $0.0732 by the “Series B-1 Conversion Price” calculated as provided in Section 4.2(d).

(c)          Conversion Price Per Share. The conversion price for each share of Series B-1 Preferred Stock shall initially be $0.0732 (the “Series B-1 Conversion Price”).  Such Series B-1 Conversion Price shall be adjusted from time to time in accordance with this Section 4.2.  All references to the Series B-1 Conversion Price herein shall mean the Series B-1 Conversion Price, as so adjusted.

(d)          Adjustment for Stock Splits, Combinations, Dividends. If at any time, the corporation effects a subdivision, combination or dividend of or for the outstanding Common Stock without a corresponding subdivision, combination or dividend of the Series B-1 Preferred Stock, the Series B-1 Conversion Price in effect immediately before that subdivision, combination or dividend shall be proportionately adjusted. Any adjustment under this Section 4.2(d) shall become effective at the close of business on the date the subdivision, combination or dividend, as the case may be, becomes effective.

(e)          Sale of Shares Below Series B-1 Conversion Price.

(i)          If at any time on or after the date of issuance of any share of Series B-1 Preferred Stock, the corporation issues or sells Additional Shares of Common Stock (as defined below) for an Effective Price (as defined below) less than the then-existing Series B-1 Conversion Price applicable to such share, then, in each such case, the then-existing Series B-1 Conversion Price applicable to such share shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series B-1 Conversion Price applicable to such share that is in effect immediately prior to such issuance or sale by a fraction equal to:

(A)          the numerator of which shall be (i) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (ii) the number of shares of Common Stock which the Aggregate Consideration (as defined below) received or deemed received by the corporation for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing Series B-1 Conversion Price applicable to such share, and

(B)          the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (x) the number of shares of Common Stock outstanding, (y) the number of shares of Common Stock into which the then-outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series B-1 Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and (z) the number of shares of Common Stock which are issuable upon the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

(f)          Automatic Conversion. Each share of Series B-1 Preferred  Stock shall automatically be converted into shares of Common Stock, based on the then-effective Series B-1 Preferred Conversion Rate for such share, (A) at any time upon the affirmative election of the holders of at least a majority of the issued and outstanding shares of the Series B and Series B-1 Preferred Stock, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the corporation.

(g)           Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of Series B-1 Preferred Stock.  All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B-1 Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.  If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (as determined in good faith by the board of directors of the corporation (the “Board”)) on the date of conversion.

4.3          Voting Rights.   On all matters submitted for stockholder approval, each holder of Series B and/or Series B-1 Preferred Stock shall be entitled to such number of votes as is equal to the number of shares of Common Stock into which such holder’s shares of Series B and/or Series B-1 Preferred Stock are convertible.  In addition, approval from the Collective Series B Shareholders that together hold at least a majority of the issued and outstanding Collective Series B Preferred Stock shall be required on (i) payment of dividends on any class of stock, (ii) redemptions or repurchases of Common Stock, Series A Preferred Stock, Series B Preferred Stock, or Series B-1 Preferred Stock except for purchases at cost or fair market value (as determined in good faith by the Board) upon termination of service of employees or service providers of the corporation, (iii) any increase or decrease in the number of authorized shares of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock or Common Stock, (iv) any amendment of the Articles of Incorporation or Bylaws that adversely affect the powers, preferences or special privileges of the Collective Series B Preferred Stock, (v) the consummation of a Liquidation Event (as defined below) at a company valuation of less than $12,000,000, and (vi) certain additional matters as set forth in Section 5.3 of the Company’s Shareholders Agreement.

4.4          Liquidation Preference.

(a)          The holders of Series B Preferred Stock and Series B-1 Preferred Stock shall have preference upon a Liquidation Event over all holders of Common Stock, Series A Preferred Stock and any other class or series of stock of the corporation for an amount equal to the greater of (i) $0.0594 for each share of Series B Preferred Stock plus interest accrued at 5% per annum from the date on which such Series B Preferred Stock was purchased or $0.0732 for each share of Series B-1 Preferred Stock plus interest accrued at 5% per annum from the date on which such Series B-1 Preferred Stock was purchased, respectively, and (ii) the amount which such holder would have received if such holder’s shares of Series B Preferred Stock or Series B-1 Preferred Stock were converted to Common Stock immediately prior to such Liquidation Event.  Any payment to the holders of Series B Preferred Stock or Series B-1 Preferred Stock pursuant to this Section 4.4(a) shall be done pro rata among such holders, based on the number of shares of Series B Preferred Stock or Series B-1 Preferred Stock held by each of them.  Thereafter, the holders of Common Stock and Series A Preferred Stock will be entitled to receive the remaining assets of the corporation pursuant to the terms of Section 5.3 and Section 6.3.

4.5          No Redemption. The shares of Series B and Series B-1 Preferred Stock are not redeemable.

4.6          Dividends.  If dividends are declared and paid by the Company with respect to the Common Stock pursuant to Section 6.4, the holders of the Series B and Series B-1 Preferred Stock, together with the holders of the Series A Preferred Stock, shall be entitled to receive, equally and ratably with the holders of Common Stock, all dividends paid on the shares of Common Stock as if, immediately prior thereto, all shares of Series B and Series B-1 Preferred Stock then-outstanding were converted into shares of Common Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and related transactions with respect to such shares).  Dividends on the shares of Series B and Series B-1 Preferred Stock (when, as and if declared by the Board, out of funds legally available therefor) shall be payable in cash on the same date that such dividends are paid on the shares of Series A Preferred Stock and Common Stock.

ARTICLE V
Rights and Preferences of the Series A Preferred Stock

5.1          Conversion. The holders of Series A Preferred Stock shall have the following rights with respect to the conversion of the Series A Preferred Stock into shares of Common Stock.

(a)          Optional Conversion.  Subject to and in compliance with the provisions of this Section 5.1, any shares of Series A Preferred Stock may, at the option of the holder, be converted at any time into fully paid and non-assessable shares of Common Stock.  The number of shares of Common Stock to which a holder of Series A Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the “Series A Preferred Conversion Rate” then in effect (determined as provided in Section 5.1(b)) by the number of shares of Series A Preferred Stock being converted by such holder.

(b)          Series A Preferred Conversion Rate.  The conversion rate in effect at any time for conversion of each share of Series A Preferred Stock to shares of Common Stock (the “Series A Preferred Conversion Rate”) shall be the quotient obtained by dividing $0.034 by the “Series A Conversion Price” calculated as provided in Section 5.1(c).

(c)          Conversion Price Per Share.  The conversion price for each share of Series A Preferred Stock shall initially be $0.034 (the “Series A Conversion Price”).  Such Series A Conversion Price shall be adjusted from time to time in accordance with this Section 5.1.  All references to the Series A Conversion Price herein shall mean the Series A Conversion Price, as so adjusted.

(d)          Adjustment for Stock Splits, Combinations, Dividends.  If at any time, the corporation effects a subdivision, combination or dividend of or for the outstanding Common Stock without a corresponding subdivision, combination or dividend of the Series A Preferred Stock, the Series A Conversion Price in effect immediately before that subdivision, combination or dividend shall be proportionately adjusted. Any adjustment under this Section 5.1(d) shall become effective at the close of business on the date the subdivision, combination or dividend, as the case may be, becomes effective.

(e)          Sale of Shares Below Series A Conversion Price.

(i)          If at any time on or after the date of the issuance of the applicable Series A Preferred Stock, the corporation issues or sells, Additional Shares of Common Stock for an Effective Price less than the then effective Series A Conversion Price, then and in each such case, the then existing Series A Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Series A Conversion Price in effect immediately prior to such issuance or sale by a fraction equal to:

(A)          the numerator of which shall be (i) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (ii) the number of shares of Common Stock which the Aggregate Consideration received or deemed received by the corporation for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing Series A Conversion Price, and

(B)          the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (x) the number of shares of Common Stock outstanding, (y) the number of shares of Common Stock into which the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock and Series B-1 Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and (z) the number of shares of Common Stock which are issuable upon the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

(f)          Automatic Conversion. Each share of Series A Preferred  Stock shall automatically be converted into shares of Common Stock, based on the then-effective Series A Preferred Conversion Rate, (A) at any time upon the affirmative election of the holders of at least a majority of the issued and outstanding shares of the Series A Preferred Stock, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the corporation.

(g)          Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock.  All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.  If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (as determined by the Board) on the date of conversion.

5.2          Voting Rights. On all matters submitted for stockholder approval, each holder of Series A Preferred Stock shall be entitled to such number of votes as is equal to the number of shares of Common Stock into which such holder’s shares of Series A Preferred Stock are convertible.  In addition, approval from the holders of Series A Preferred Stock that together hold at least a majority of the issued and outstanding Series A Preferred Stock shall be required on (i) payment of dividends on any class of stock, (ii) redemptions or repurchases of Common Stock or Series A Preferred Stock, except for purchases at cost or fair market value (as determined in good faith by the Board) upon termination of service of employees or service providers of the corporation, (iii) any increase or decrease in the number of authorized shares of Series A Preferred Stock or Common Stock, (iv) any amendment of the Articles of Incorporation or Bylaws that adversely affect the powers, preferences or special privileges of the Series A Preferred Stock, and (v) the consummation of a Liquidation Event at a company valuation of less than $12,000,000.

5.3          Liquidation Preference.  The holders of Series A Preferred Stock shall have preference upon a Liquidation Event over all holders of Common Stock and over the holders of any other class or series of stock that is junior to the Series A Preferred Stock for an amount equal to the greater of (i) $0.034 plus interest accrued at 5% per annum from the date on which such Series A Preferred Stock was purchased, and (ii) the amount which such holder would have received if such holder’s shares of Series A Preferred Stock were converted to Common Stock immediately prior to such Liquidation Event.  Any payment to the holders of Series A Preferred Stock pursuant to this Section 5.3 shall be done pro rata among such holders, based on the number of shares of Series A Preferred Stock held by each of them.  Thereafter, the holders of Common Stock will be entitled to receive the remaining assets of the corporation pursuant to Section 6.3.

5.4          No Redemption. The shares of Series A Preferred Stock are not redeemable.

5.5          Dividends.  If dividends are declared and paid by the Company with respect to the Common Stock pursuant to Section 6.4, the holders of the Series A Preferred Stock, together with the holders of the Series B Preferred Stock and Series B-1 Preferred Stock, shall be entitled to receive, equally and ratably with the holders of Common Stock, all dividends paid on the shares of Common Stock as if, immediately prior thereto, all shares of Series A Preferred Stock then-outstanding were converted into shares of Common Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and related transactions with respect to such shares).  Dividends on the shares of Series A Preferred Stock (when, as and if declared by the Board, out of funds legally available therefor) shall be payable in cash on the same date that such dividends are paid on the shares of Series B Preferred Stock and Common Stock.

ARTICLE VI
Rights and Preferences of the Common Stock

6.1          Voting Rights.  On all matters submitted for stockholder approval, each holder of Common Stock shall be entitled to such number of votes as is equal to the number of shares of Common Stock held by such holder.

6.2          No Redemption. The shares of Common Stock are not redeemable.

6.3          Liquidation Rights.  Upon a Liquidation Event, the holders of Common Stock will be entitled to receive assets of the corporation in accordance with the terms of Section 4.3 and Section 5.3.

6.4          Dividends.  Subject to Section 4.6 and Section 5.5, except as otherwise provided by the General Corporation Law of California, dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and the holders of Common Stock shall share ratably, on a per share basis (as adjusted for any stock dividends, combinations, splits, recapitalizations and related transactions with respect to such shares), in all such dividends so declared and paid. The Board of Directors of the Corporation may fix a record date for the determination of holders of shares of Common Stock entitled to receive payment of a dividend declared thereon.

ARTICLE VII
Definitions

“Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the corporation or deemed to be issued by the corporation (including shares of Common Stock subsequently reacquired or retired by the corporation), other than:

(a)           shares of Common Stock issued upon conversion of the Series A Preferred Stock, Series B Preferred Stock or Series-B-1 Preferred Stock and under the corporation’s stock option plan;

(b)           shares of Common Stock that have not yet been issued, but may be issued under convertible or exercisable securities (including, without limitation, shares that may be issued in respect of any convertible promissory note issued by the corporation pursuant to that certain Note Purchase Agreement dated as of May 25, 2017 by and among the corporation and the purchasers set forth on the signature pages thereto);

(c)           any securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board;

(d)           any securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement, or debt financing from a bank or similar financial institution approved by the Board;

(e)           any securities issued in connection with strategic transactions involving the corporation and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfer or development arrangements; provided that the issuance of shares therein has been approved by the Board; and

(f)           any securities with respect to which the holders of at least (i) 50% of the issued and outstanding shares of Series A Preferred Stock, voting together as a separate class on an as-if-converted to Common Stock basis, have waived the anti-dilution rights provided for in Article IV Section 4.2 and (ii) 50% of the applicable issued and outstanding shares of Series B Preferred Stock, voting together as a separate class on an as-if-converted to Common Stock basis, have waived the anti-dilution rights provided for in Article V Section 5.2.

“Aggregate Consideration” means (x) to the extent the consideration consists of cash, the gross amount of cash received by the corporation before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the corporation in connection with such issue or sale and without deduction of any expenses payable by the corporation, and (y) to the extent the consideration consists of property other than cash, the fair value of that property as determined in good faith by the Board.

“Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing (x) the Aggregate Consideration received, or deemed to have been received by the corporation for the issuance of such Additional Shares of Common Stock by (y) the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the corporation hereunder.  In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

“IPO” shall mean, with respect to any entity, any sale by such entity through an initial public offering of its capital stock pursuant to an effective registration statement filed with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended.

“Liquidation Event” shall mean any liquidation, dissolution, or winding up of the corporation, whether voluntary or involuntary.  Unless the holders of at least fifty percent (50%) of the Series A Preferred Stock and the holders of at least fifty percent (50%) of the Series B Preferred Stock vote otherwise (each such class voting separately), a Liquidation Event shall also include a merger, consolidation, or sale of all or substantially all of the corporation’s capital stock or assets, or other corporate reorganization, with or to a third party acquiring entity, where the corporation is not the surviving entity.

ARTICLE VIII
Indemnification; Miscellaneous

8.1           The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

8.2          This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with the agents, vote of shareholders or disinterested directors, or otherwise in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

8.3          No amendment, termination or repeal of this Article VIII or relevant provisions of the California Corporations Code or any other applicable laws shall affect or diminish in any way the rights of any agent (as that term is defined in Section 317 of the California Corporations Code) to indemnification under the provisions hereof in connection with any action or proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

8.4          If the California Corporations Code or any other applicable law is amended to further expand the indemnification permitted to directors or officers of the corporation, then the corporation shall indemnify such person to the fullest extent permissible under the California Corporations Code or other applicable law, as so amended.

8.5          The corporation will provide all holders of Preferred Stock (i) audited annual financial statements within ninety (90) days following the end of each calendar year and (ii) an unaudited quarterly balance sheet and income statement within fifteen (15) days following the end of each calendar quarter.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

The undersigned further declares under penalty of perjury under the laws of the State of California that:

A. The matters set forth in this certificate are true and correct of his own knowledge.

B. The foregoing amendment and restatement of the Amended and Restated Articles of Incorporation has been duly approved by the Board.

C. The foregoing amendment and restatement of the Amended and Restated Articles of Incorporation has been duly approved by votes in excess of the required votes of the holders of at least a majority of the issued and outstanding shares of Common Stock, the holders of at least a majority of the issued and outstanding shares of Series A Preferred Stock and the holders of at least a majority of the issued and outstanding shares of Series B Preferred Stock, in each case, in accordance with Section 902 and 905(a) of the California Corporations Code.  The number of issued and outstanding shares of each class of stock of the corporation voted in favor of this amendment and restatement of the Amended and Restated Articles of Incorporation of the corporation is: (i) 52,585,000 issued and outstanding shares of Common Stock (representing 99.94% of the issued and outstanding shares of Common Stock as of the date hereof), (ii) 65,602,940 issued and outstanding shares of Series A Preferred Stock (representing 83.68% of the issued and outstanding shares of Series A Preferred Stock as of the date hereof), and (iii) 67,494,286 issued and outstanding shares of Series B Preferred Stock (representing 77.7% of the issued and outstanding shares of Series B Preferred Stock as of the date hereof).

DATE: January 21, 2020	/s/ Allon Caidar Allon Caidar, President /s/ Katie Wilson Katie Wilson, Secretary